UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): September 20, 2018

CREATIVE REALITIES, INC.

(Exact name of registrant as specified in its charter)

Minnesota	001-33169	41-1967918
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13100 Magisterial Drive, Suite 100, Louisville, KY	40223
(Address of principal executive offices)	(Zip Code)

(502) 791-8800

(Registrant's telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry Into Material Definitive Agreement.

On September 20, 2018, Creative Realities, Inc. entered into a Stock Purchase Agreement with Christie Digital Systems, Inc. (the “Purchase Agreement”) to acquire Allure Global Solutions, Inc., a wholly owned subsidiary of Christie Digital Systems (“Allure”). Allure, headquartered in Atlanta, Georgia, is an enterprise software development company providing software solutions, a suite of complementary services, and ongoing support for an array of digital media and POS solutions. Allure provides a wide range of products for the theatre, restaurant, convenience store, theme park, and retail spaces and works to create, develop, deploy, and maintain enterprise software solutions including those designed specifically to integrate, manage, and power ambient client-owned networks. Those networks manage data and marketing content that has been designed and proven to influence consumer purchase behavior.

Subject to the terms and conditions of the Purchase Agreement, upon the closing of the acquisition, Creative Realities will acquire ownership of all of Allure’s issued and outstanding capital shares in consideration for a total purchase price of approximately $8,450,000, subject to a post-closing working capital adjustment. Of this purchase price amount, Creative Realities expects to pay approximately $6,300,000 in cash. Of the remaining purchase price amount, approximately $1,250,000 will be paid through the assumption of certain retention bonus obligations of Allure, and the assumption of approximately $900,000 of debt (subject to increase in the event the acquisition is not consummated prior to the close of business on October 31, 2018) owed by Allure to its current shareholder, Christie Digital Systems. The Purchase Agreement contemplates that Creative Realities’ assumption of the debt will be effected through Creative Realities’ issuance to the seller of a promissory note accruing interest at 3.5% per annum. The promissory note will require Creative Realities to make quarterly payments of interest only through calendar 2019, and monthly payments of interest and principal from January 2020 through December 31, 2020, on which date the promissory note will mature and all remaining amounts owing thereunder will be due. Creative Realities will be permitted to prepay without penalty, in whole or in part, amounts owing under the promissory note, at its option at any time and from time to time.

At the seller’s option, the promissory note will be convertible into shares of Creative Realities common stock at any time on or after the 180th day after issuance, at an initial conversion price of $0.28 per share (i.e., every $1,000 owing under the promissory note may convert into 3,572 shares of Creative Realities common stock), subject to customary equitable adjustments. Conversion of all amounts owing under the promissory note will be mandatory if the 30-day volume-weighted average price of Creative Realities’ common stock exceeds 200% of the common stock trading price at the closing of the acquisition. The Purchase Agreement contemplates that Creative Realities will grant the seller customary registration rights for the shares of common stock issuable upon conversion of the promissory note.

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The Purchase Agreement contains customary and negotiated representations, warranties, post-signing but pre-closing covenants, and indemnity provisions. The Purchase Agreement also contains customary closing conditions. Among these conditions, the Purchase Agreement requires that all of the convertible debt and convertible preferred stock of Creative Realities be converted into shares of common stock, that the common stock of Creative Realities be listed for trading on a national securities exchange, and that Creative Realities receives gross proceeds from a common stock financing in the amount of at least $13 million. The Purchase Agreement contains certain termination rights for both Creative Realities and Christie Digital Systems, including rights to terminate the Purchase Agreement in the event of a breach by the other party (which right includes the right to recover out-of-pocket costs incurred by the non-breaching party) and limited rights permitting Creative Realities to terminate the Purchase Agreement upon certain adverse developments in the Allure’s business.

Audited historical financial information for the operations comprising the business of Allure, together with pro forma financial information, each as required by applicable SEC rules, will be made publicly available as required by applicable SEC rules.

The foregoing description of the Purchase Agreement and the transactions contemplated thereby is not a complete description thereof and is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which is filed as an exhibit to this report and incorporated herein by this reference.

Item 8.01	Other Events.

On September 20, 2018, Creative Realities issued a press release, a copy of which is filed as an exhibit to this report.

Item 9.01	Financial Statements and Exhibits.

(d)       Exhibits.

Item	Description
2.1	Stock Purchase Agreement among the registrant, Allure Global Solutions, Inc., and ChXXTristie Digital Systems, Inc., dated as of September 20, 2018 (filed herewith).

99.1	Press release dated September 20, 2018 (filed herewith).

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Creative Realities, Inc.
(Registrant)

By:	/s/ Will Logan
Will Logan Chief Financial Officer

Date: September 20, 2018

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EXHIBIT INDEX

Item	Description
2.1	Stock Purchase Agreement among the registrant, Allure Global Solutions, Inc., and ChXXTristie Digital Systems, Inc., dated as of September 20, 2018 (filed herewith).

99.1	Press release dated September 20, 2018 (filed herewith).

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